BlackRock Funds II
BlackRock 20/80 Target Allocation Fund
BlackRock 40/60 Target Allocation Fund
BlackRock 60/40 Target Allocation Fund
BlackRock 80/20 Target Allocation Fund
BlackRock Core Bond Portfolio
BlackRock Credit Strategies Income Fund
BlackRock GNMA Portfolio
BlackRock U.S. Government Bond Portfolio

(collectively, the "Funds")

77D(a)

Policies with respect to security investments

Effective January 26, 2018, the following non-fundamental investment restriction, which may be changed by the Board of Trustees without shareholder approval, was added to the Funds:

      Under its non-fundamental investment restrictions each Fund may not:

      Purchase securities of other investment companies, except to the extent permitted by the Investment Company Act. As a matter of policy, however, the Portfolio will not purchase shares of any registered open-end investment company or registered unit investment trust, in reliance on Section 12(d)(1)(F) or (G) (the "fund of funds" provisions) of the Investment Company Act, at any time the Portfolio has knowledge that its shares are purchased by another investment company investor in reliance on the provisions of subparagraph (G) of Section 12(d)(1).

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